Exhibit 10.1

FIRST AMENDMENT TO

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

AND

WARRANT

This First Amendment to Senior Secured Convertible Promissory Note and Warrant (this “Agreement”), dated and effective April 9, 2025 (the “Effective Date”), amends that certain (i) Senior Secured Convertible Promissory Note in the principal amount of $16,500,000, dated February 10, 2025 (the “Promissory Note”), by and between Red Cat Holdings, Inc., a Nevada corporation (the “Company”), and Lind Global Asset Management XI LLC, a Delaware limited liability company (the “Holder”) and (ii) Common Stock Purchase Warrant to purchase up to 1,000,000 shares of the Company’s common stock, issued from the Company to the Holder on February 10, 2025 (the “Warrant”). The Note and Warrant were issued pursuant to that certain Securities Purchase Agreement, dated as of February 10, 2025, between the Company and the Holder (as amended and in effect from time to time, the “Purchase Agreement”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement, Promissory Note or Warrant, as applicable. Any amendments below to terms defined in the Note or Warrant and used in the Purchase Agreement shall be deemed to amend such terms in the Purchase Agreement as well.

WHEREAS, the Company is considering an equity financing transaction (the “Financing”) and in connection therewith, the Company and the Holder desire to amend the Promissory Note and Warrant on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1.               Amendments to Promissory Note. Effective as of the Effective Date, the Note is hereby amended as follows:

a.	The first paragraph of the Note is hereby amended and restated to read in its entirety as follows:

For value received, RED CAT HOLDINGS, INC., a Nevada corporation (the “Maker” or the “Company”), hereby promises to pay to the order of Lind Global Asset Management XI LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of EIGHTEEN MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($18,150,000) (the “Principal Amount”).

b.	The second sentence of the second paragraph of the Note is hereby amended and restated to read in its entirety as follows:

The Outstanding Principal Amount of this Note shall be due and payable on May 10, 2026 (the “Maturity Date”) or at such earlier time as provided herein; provided, that the Holder, in its sole discretion, may extend the Maturity Date to any date after the original Maturity Date.

c.	Section 3.1(a) of the Note is hereby amended and restated to read in its entirety as follows:

(a)	Conversion. Commencing on the earlier of (i) the date that is sixty (60) days from the Issuance Date and (ii) the date that the Registration Statement is declared effective, but in no event sooner than the date that is thirty (30) days from the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the Outstanding Principal Amount that the Holder elects to convert (the “Conversion Amount”) by (y) the lower of (Y) the Conversion Price then in effect on the date (the “Conversion Date”) on which the Holder delivers a notice of conversion and (Z) the Repayment Share Price, in substantially the form attached hereto as Exhibit B (the “Conversion Notice”), in accordance with Section 5.1 to the Maker; provided, that the Holder may not convert more than One Million Six Hundred Fifty Thousand Dollars ($1,650,000) in any calendar month without the Maker’s written consent. Within one (1) Business Day of receipt of a Conversion Notice, if the Repayment Share Price for such conversion is below the Conversion Price, the Maker may elect in writing to the Holder, in lieu of issuing Conversion Shares, to pay up to fifty percent (50%) of the applicable Conversion Amount in cash in an amount equal to such Conversion Amount multiplied by 1.025, which payment shall be made within two (2) Business Days of the date of the Conversion Notice; provided, that the Maker may elect to pay the full Conversion Amount in cash for any conversion made during April 2025. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the Conversion Date..

d.	Effective as of the Effective Date, Section 3.1(b) of the Note is hereby amended and restated to read in its entirety as follows:

(b)	Conversion Price. The “Conversion Price” means $9.52 and shall be subject to adjustment as provided herein.

2.               Amendment to Warrant. Effective as of the Effective Date, the definition of “Exercise Price” in the Warrant is hereby amended and restated to read in its entirety as follows:

“Exercise Price” means $7.62 per share, as may be adjusted pursuant to the terms hereof.

3.               Limited Waivers. The Holder hereby agrees to waive its rights pursuant to Sections 3.4(a)(iv) and 4.1(g) of the Note and Sections 5.7 and 10 of the Purchase Agreement with respect to the Financing, provided that such waivers shall not survive past April 17, 2025. In addition, the Holder hereby grants the Company a waiver on its obligations under Section 9.1(c) of the Purchase Agreement through April 15, 2025. Except as expressly set forth herein, this Section 3 shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Holder under the Transaction Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Transaction Documents, all of which shall otherwise continue in full force and effect.

4.               Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

5.               Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warrants that:

(a) Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such party and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c) Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

6.               No Material Adverse Effect. The Company hereby represents and warrants to the Holder that there has been no occurrence of a Material Adverse Effect (as such term is defined in the Purchase Agreement) in respect of the Company, or the Company and its Subsidiaries taken as a whole, since the Issuance Date, and the Company has no knowledge of any Material Adverse Effect that is anticipated or expected to occur in the future.

7.               Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

8.               Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Promissory Note to “Promissory Note”, “Note” “Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Warrant to “Warrant”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Warrant as modified or amended hereby.

9.               Promissory Note and Warrant to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Promissory Note and Warrant and the terms and conditions thereof shall remain in full force and effect.

10.            Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise, other than the Purchase Agreement, Transaction Documents (as such term is defined in the Purchase Agreement), the Promissory Note and the Warrant, which are amended as set forth herein.

11.            Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

12.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of law principles except to the extent that United States federal law preempts Delaware law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

13.            Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall be able to assign this Agreement without the prior written consent of the other party; provided, that, either party can assign this Agreement to a successor to all or substantially all of its business to which this Agreement relates, whether by asset sale, merger, reorganization or otherwise.

14.            Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

COMPANY:	INVESTOR:

RED CAT HOLDINGS, INC.	LIND GLOBAL ASSET MANAGEMENT XI LLC

By: /s/ Jeffrey Thompson	By: /s/ Jeff Easton
Name: Jeffrey Thompson	Name: Jeff Easton
Title: Chief Executive Officer	Title: Authorized Person